UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2009

State Street Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-07511	04-2456637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lincoln Street, Boston, Massachusetts	02111
(Address of principal executive offices)	(Zip Code)

617-786-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

State Street Corporation announced today that it has signed an acquisition agreement with Intesa Sanpaolo (“ISP”). Under this agreement, State Street is expected to acquire ISP’s Securities Services (“ISPSS”) business, with operations in Italy and Luxembourg, including ISPSS’ global custody, depository banking, correspondent banking (banca corrispondente), and fund administration portions of the ISPSS business. As consideration for the transaction, State Street will pay ISP an amount equal to the sum of €1.28 billion, subject to certain adjustments. State Street expects to support the acquired ISPSS balance sheet with approximately €560 million ($800 million) of additional capital. Completion of the transaction is subject to regulatory approvals and other closing conditions.

Attached hereto as Exhibit 99.1 are slides being presented to investors in connection with the execution of an acquisition agreement with ISP.

The information in this Item 7.01, and the slide presentation in Exhibit 99.1 attached to this Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall this Item 7.01, such Exhibit 99.1, or any of the information contained therein be deemed incorporated by reference in any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Slide presentation (such Exhibit 99.1 is furnished and not filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

By:	/s/ DAVID C. PHELAN
Name: Title:	David C. Phelan Executive Vice President and General Counsel

Date: December 22, 2009

Exhibit Index

Exhibit No.	Description

99.1	Slide presentation (such Exhibit 99.1 is furnished and not filed).